Exhibit 99.3

	Emdeon Corporation
	Consolidated 2005 and 2006 Financial Guidance
Amounts in thousands, except per share information
	Three Months Ended		Year Ended		Year Ended
	December 31, 2005		December 31, 2005		December 31, 2006

	Range		Range		Range
Revenues	$320,000	$330,000	$1,269,643	$1,279,643	$1,360,000	$1,410,000

Income before taxes, non-cash and other items	$48,500	$52,500	$181,482	$185,482	$220,000	$250,000

Income per share before taxes, non-cash and other items	$0.13	$0.14	$0.51	$0.52	$0.58	$0.66

Taxes, non-cash and other items:
Depreciation and amortization	17,000	18,000	69,940	70,940	92,500	97,000
Non-cash advertising and stock-based compensation	5,000	6,000	15,486	16,486	13,000	15,000
Legal expense	—	—	14,347	14,347	—	—
Income tax provision	3,500	4,500	11,180	12,180	22,000	30,000
Other expense	—	—	7,407	7,407	—	—
Minority interest	700	800	700	800	2,500	3,000

Net income	$22,300	$23,200	$62,422	$63,322	$90,000	$105,000

Net income per common share	$0.06	$0.06	$0.18	$0.18	$0.24	$0.28

Weighted average shares	370,000	370,000	356,000	356,000	380,000	380,000

     Background and Assumptions
•	Our guidance, for all periods, does not include any unannounced acquisitions that may occur, but does include the acquisition of Conceptis Technologies Inc. announced by WebMD Health on Tuesday, November 1, 2005, and expected to close in December 2005.

•	Our guidance, for all projected periods, does not include any expenses related to the Department of Justice investigation.

•	Our guidance, for all periods, does not reflect the impact of expensing stock options under SFAS 123(R).

•	Our guidance, for all periods, does not reflect any potential repurchases of shares of our outstanding securities.